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                                                                       EXHIBIT 4


                             PARTY CITY CORPORATION
                         MANAGEMENT STOCK PURCHASE PLAN


                                    Preamble
                                    --------


     This Party City Corporation Management Stock Purchase Plan (the "Plan") is designed to provide a means through which Party City Corporation and its subsidiaries, as applicable (the "Company"), may attract highly qualified persons to enter into and remain in the employ of the Company and to provide a means whereby employees of the Company can defer a portion of their compensation to be used to acquire and maintain ownership of the Company's common stock, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between Company stockholders and these employees.

     The Company may pay annual bonuses to certain of its employees. Although the amount of such bonuses will not be determinable until the amounts are actually earned, the purpose of this Plan is to enable personnel who may be eligible to receive such bonuses in the future to elect to defer receipt thereof and use such amounts to purchase common stock of the Company on a discounted basis.

1. Definitions

     1.1. "Account Disqualifying Event" shall mean presentation by any Participant to the Company of satisfactory evidence of a change in the applicable tax law or the interpretation thereof, or a final determination by the Internal Revenue Service or any other applicable taxing authority which, in the opinion of the Company, would cause such Participant to be currently subject to income tax or subject to income tax in any prior year with respect to his or her deferral account.

     1.2. "Board" means the Board of Directors of the Company.



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     1.3. "Bonus" shall mean the annual discretionary bonus that may be earned by an Eligible Employee.

     1.4. "Bonus Payment Date" for any Fiscal Year shall mean the date that a Bonus earned with respect to such Fiscal Year is due to be paid.

     1.5. "Cause" means the Company having cause to terminate a Participant's employment or service under any existing employment, consulting or any other agreement between the Participant and the Company. In the absence of any such an employment, consulting or other agreement, a Participant shall be deemed to have been terminated for Cause if the Committee determines that his or her termination of employment with the Company is on account of (A) incompetence, fraud, personal dishonesty, embezzlement, defalcation or acts of gross negligence or gross misconduct on the part of Participant in the course of his or her employment or services, (B) a material breach of Participant's fiduciary duty of loyalty to the Company, (C) a Participant's engagement in conduct that is materially injurious to the Company, (D) a Participant's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on Company's reputation and standing in the community; (E) public or consistent drunkenness by a Participant or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of a Participant's duties to the Company; or (F) willful failure by a Participant to follow the lawful directions of a superior officer or the Board, representing disloyalty to the goals of the Company. The determination of whether any conduct,


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action or failure to act on the part of any Participant constitutes "Cause"
shall be made by the Committee in its sole discretion.

     1.6. "Change in Control" means the occurrence of any of the following events: (i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease, for any reason other than due to death, to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, shall be treated as an Incumbent Director, (ii) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")), but excluding the Company, any subsidiary thereof or any employee benefit plan of the Company or any subsidiary thereof becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities, (iii) the consummation of (a) the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own a percentage of the voting power in such corporation that is less than one-half of the percentage of the voting power they owned in the Company immediately prior to such transaction or (b) the sale or other disposition of all or substantially all of the assets of the Company to any other entity, (iv) the liquidation or dissolution of the Company or (v) the


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purchase of Common Stock pursuant to any tender or exchange offer made by any
"person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), other than the Company, any subsidiary thereof, or an employee benefit plan of the Company or any subsidiary thereof, for 50% or more of the Common Stock of the Company.

     1.7. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     1.8. "Committee" shall mean the Compensation Committee of the Board, or such other person or persons as may be appointed by the Compensation Committee, which shall be the administrative committee for the Plan.

     1.9. "Common Stock" shall mean the Company's common stock, par value $0.01 per share.

     1.10. "Disability", with respect to any particular Participant, means disability as defined in such Participant's employment, consulting or other relevant agreement with the Company or, in the absence of any such agreement, disability as defined in the long-term disability plan of the Company, as may be applicable to the Participant in question, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability occurred.

     1.11. "Distribution Date" shall mean the date elected by a Participant to have a deferred Bonus distributed, which date shall be limited to the payroll date immediately following (i) the third anniversary of the Bonus Payment Date with respect to the Bonus which was deferred or (ii) the seventh anniversary of the Bonus Payment Date with respect to the Bonus which was deferred.


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     1.12. "Election Period" for any Fiscal Year shall mean the period of two weeks immediately prior to the end of the immediately preceding Fiscal Year; provided however that the Election Period for the Fiscal Years commencing in 2000 and 2001 shall mean the period between July 16, 2001 and July 20, 2001.

     1.13. "Eligible Employee" for any Fiscal Year shall mean any individual employed by or providing services to the Company who is designated by the Committee as an Eligible Employee for such Fiscal Year.

     1.14. "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

     (a) if the Common Stock is listed on a national securities exchange, the average of the high and low sales prices of the Common Stock on the primary exchange with which the Common Stock is listed and traded on the determination date;

     (b) if the Common Stock is not listed on any national securities exchange but is quoted in the NASDAQ National Market System, average of the high and low sales prices of the Common Stock on the determination date; or

     (c) if the Common Stock is not listed on a national securities exchange nor quoted in the NASDAQ National Market System on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Common Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.

     1.15. "Fiscal Year" shall mean the Company's fiscal year ending on the Saturday each year nearest to June 30.


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     1.16. "Participant" for any Fiscal Year shall mean each Eligible Employee who has elected to defer payment of a portion of such individual's Bonus and whose deferral election has been accepted by the Committee.

     1.17. "Plan Disqualifying Event" shall mean the final determination by any court of competent jurisdiction or the U.S. Department of Labor that the Plan is subject to Parts 2 through 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

     1.18. "Restricted Stock Unit" shall mean a notional investment in one share of Common Stock.

2. Voluntary Deferral

     2.1. On or before July 16, 2001, for Bonuses to be earned in the Fiscal Years commencing in 2000 and 2001, and thereafter on or before the commencement of each Election Period, for Bonuses to be earned in the immediately succeeding Fiscal Year, the Committee shall inform each Eligible Employee that such Eligible Employee may elect to defer receipt of any Bonus for which he is eligible for the Fiscal Years commencing in 2000 and 2001 or such subsequent Fiscal Year, respectively, by an election made pursuant to this Plan. Eligible Employees for any Fiscal Year shall not be entitled to become an Eligible Employee for any other Fiscal Year unless notified by the Committee with respect to any such Fiscal Year.

     2.2. During each Election Period, an Eligible Employee for the Fiscal Year corresponding to such Election Period, as applicable, may by written notice filed with the Committee elect to defer the receipt of up to 100% (in 1% increments) of such Eligible Employee's Bonus for such Fiscal Year; provided, however, that, with respect to an individual who first becomes an Eligible Employee in any Fiscal Year with respect to which such individual may be eligible to earn a Bonus, unless otherwise determined by the Committee, such Eligible Employee may make a deferral election for such Fiscal Year on or before the earlier of


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the date which is thirty days after the date such individual becomes an Eligible
Employee or the date immediately prior to the date that such Bonus is earned for such Fiscal Year. A new deferral election must be made for each year in which any portion of a Bonus is to be deferred.

     2.3. Each notice of election made pursuant to subsection 2.2 hereof with respect to a Bonus for any Fiscal Year shall state the percentage of Bonus to be deferred and the Distribution Date upon which payment of the deferred amount shall be made to the Participant.

     2.4. Each notice of election made pursuant to subsection 2.2 hereof with respect to a Bonus for any Fiscal Year shall be irrevocable and, with respect to the portion of such Bonus which a Participant elects to defer, the Participant shall have no right to distribution thereof otherwise than as set forth in
Section 5 herein.

     2.5. The Committee may at any time, in its sole discretion, for any Fiscal Year, prior to the commencement of such Fiscal Year, determine to disqualify any individual's eligibility to participate in the Plan and/or limit, in any manner,
(i) the degree of any individual's participation in the Plan and/or (ii) the amount of Bonus eligible for deferral under the Plan.

     2.6. Upon a Participant's termination of employment with the Company for any reason prior to a Bonus Payment Date with respect to which all or a portion of such Participant's Bonus has been deferred, the deferral election made pursuant to subsection 2.2 with respect to such Bonus shall be null and void and the treatment of any such Bonus shall be consistent with the Company's general policy on unearned or unpaid Bonuses upon an employee's termination of employment.

3. Establishment of Accounts

     3.1. The Company shall establish, for bookkeeping purposes only, a separate deferral account for each Participant. A Participant's deferred Bonus shall be credited as set forth below to the appropriate deferral account on the applicable Bonus Payment Date.


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4. Crediting of Restricted Stock Units

     4.1. Any portion of a Bonus that is voluntarily deferred pursuant to
Section 2 herein, shall be deemed invested in shares of Common Stock at a discount as follows. With respect to the amount of deferred Bonus for any Fiscal Year representing fifty percent (50%) or less of a Participant's Bonus (the "50% Deferred Portion"), the Company shall, on the Bonus Payment Date corresponding to the Bonus being deferred, credit to such Participant's deferral account a number of whole Restricted Stock Units equal to the value of such 50% Deferred Portion divided by eighty percent (80%) of the Fair Market Value of one share of Common Stock on such Bonus Payment Date. With respect to the amount of deferred Bonus for any Fiscal Year representing more than fifty percent (50%) of a Participant's Bonus (the "More than 50% Deferred Portion"), the Company shall, on the Bonus Payment Date corresponding to the Bonus being deferred, credit to such Participant's deferral account a number of whole Restricted Stock Units equal to such More than 50% Deferred Portion divided by seventy-five percent (75%) of the Fair Market Value of one share of Common Stock on such Bonus Payment Date. Any deferred amount remaining after the crediting of whole Restricted Stock Units representing a fraction of a Restricted Stock Unit shall be distributed to such Participant as soon as practicable following such Bonus Payment Date.

     4.2. Immediately prior to each Bonus Payment Date, the Committee shall review and formally approve or disapprove of the crediting of such Restricted Stock Units and subsequent distribution of the deferred amount in the form of shares of Common Stock, pursuant to Section 5, with respect to each Participant who is also an officer or director of the Company. The purpose of such Committee approval is to comply with Rule 16b-3(d)(1) under the Act. To the degree that any crediting on behalf of a Participant is not approved, the amounts deferred by such


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Participant and not credited as Restricted Stock Units shall be returned to the
Participant as soon as practicable.

     4.3. The Company shall notify each Participant as soon as practicable following each Bonus Payment Date as to the number of Restricted Stock Units credited with respect to each such Participant's deferral accounts.

5. Distribution of Deferred Amounts

     5.1. Unless earlier distributed on account of a termination of employment from the Company or an acceleration event, as set forth below, a Participant's deferred Bonus for any Fiscal Year credited as Restricted Stock Units in his or her deferral account shall be distributed to such Participant on the Distribution Date as elected by the Participant at the time of deferral. Amounts distributed on such Distribution Date shall be distributed in the form of shares of Common Stock in the ratio of one share of Common Stock for each Restricted Stock Unit credited in the Participant's deferral account for such Fiscal Year.

     5.2. In the event of a Participant's death, Disability, termination of employment with the Company by the Company without Cause, retirement or other termination of employment with the consent of the Committee or in the event of an Account Disqualifying Event with respect to such Participant all amounts credited to such Participant's deferral account in the form of Restricted Stock Units for all prior deferral years shall be immediately distributed to the Participant; provided, however, that the amount distributed in the event of an Account Disqualifying Event shall be no more than the amount necessary to pay the taxes, penalties and interest owed by such Participant on account of the Account Disqualifying Event. Amounts distributed in such events shall be distributed in the form of shares of Common Stock in the ratio of one share of Common Stock for each Restricted Stock Unit credited in the Participant's deferral account.


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     5.3. In the event of a Change in Control or a Plan Disqualifying Event all
amounts credited to all Participants' deferral accounts in the form of Restricted Stock Units for all prior deferral years shall be immediately distributed to each respective Participant. Amounts distributed in such event shall be distributed in the form of shares of Common Stock in the ratio of one share of Common Stock for each Restricted Stock Unit credited in the Participant's deferral account.

     5.4. In the event of a Participant's voluntary resignation from employment with the Company or the termination of a Participant's employment with the Company by the Company for Cause, all amounts credited to such Participant's deferral account in the form of Restricted Stock Units for all prior deferral years shall be immediately distributed to the Participant as follows. Amounts distributed in such events shall be distributed in the form of cash. The amount to be distributed shall be equal to the lesser of (i) the original Bonus amount deferred or (ii) an amount equal to the value of the Restricted Stock Units on the date immediately prior to the date of distribution, where each Restricted Stock Unit is valued at the Fair Market Value of one share of Common Stock.

     6. Terms and Conditions of Restricted Stock Units

     6.1. A Participant shall have no voting or dividend rights or any other rights generally attributed to holders of Common Stock with respect to the Restricted Stock Units credited to his or her deferral account until such time as a distribution is made to such Participant in the form of shares of Common Stock.

7. No Title to Deferred Amounts

     7.1. No Participant shall have any property interest whatsoever in any deferred Bonus. Nothing contained herein and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Participant


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and the Company. Any amounts which may be deferred as described herein shall continue for all purposes until distribution to be a part of the general assets of the Company and subject to the claims of its general creditors, and no person other than the Company shall have, by virtue of the provisions of this Plan, any interest in such amounts.

8. Prohibition of Transfer and Assignment

     8.1. The right of a Participant or any other person to the payment of any Bonus deferred under this Plan shall not be assigned, transferred, pledged or encumbered and any attempted assignment or transfer shall be null and void.

9. Authority to Construe Plan

     9.1. The Committee, in its sole discretion, shall have full power and authority to interpret, construe and administer the Plan. The Committee's interpretations and construction thereof, and actions taken thereunder, respectively, shall be binding and conclusive on all persons for all purposes. Neither the Committee, the Company nor any officer or employee thereof shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to its or his own willful misconduct or lack of good faith.

10. General Provisions

     10.1. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and any Participant, his heirs, executors, administrators and legal representatives.

     10.2. This Plan is entered into with the intention that compensation deferred pursuant to its terms will not be treated as income to any Participant under the Code until and to the extent that such Participant actually receives payment of any deferred amounts; provided, however, that nothing herein shall create any right on the part of a Participant to have any amount of Bonus


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deferred unless and until a deferral election pursuant to subsection 2.2 herein is approved by the Committee.

     10.3. This Plan does not create an employment relationship between the Company and any Participant, and does not create in any Participant any right or obligation to continue to provide services to the Company for any length of time, and does not create in or on the part of any Participant or the Company any rights except those set forth herein.

     10.4. The Company may terminate or amend this Plan in whole or in part at any time by action of the Board.

     10.5. Illegality of any provision hereunder shall not affect enforceability of any other provision hereunder.

     10.6. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware without reference to the conflict of laws provisions thereof.

     10.7. Any controversy, claim or dispute relating to the amount due any Participant hereunder, or the terms of the payment thereof, shall be finally resolved by arbitration in New York City in accordance with the rules of the American Arbitration Association then in effect relating to commercial arbitration.


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     IN WITNESS WHEREOF, this Plan has been adopted as of the 3rd day of June,
2001.


                                        PARTY CITY CORPORATION

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


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